Exhibit 99.1

Allied Nevada Reports Second Quarter Financial Results

Closes CDN $17,000,000 Private Placement Subsequent to Quarter

(All amounts are reported in U.S. dollars unless otherwise indicated)

August 10, 2007 Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (AMEX & TSX: ANV) announced today its unaudited financial results for the three and six months ended June 30, 2007 as reported in the Company’s Quarterly Report on Form 10-Q, filed on August 9, 2007 with the Securities and Exchange Commission.

For the three-month period ended June 30, 2007, the Company reported a consolidated net loss of $1.78 million compared to a consolidated net loss of $0.57 million for the same period in 2006. The increase in the consolidated net loss of $1.21 million from the prior year is largely due to an increase of $171,000 in exploration, property evaluation and holding costs and an increase of $1,033,000 in corporate administration and investor relations costs.

For the six-month period ended June 30, 2007, the Company had a consolidated net loss of $2.09 million compared to $1.16 million for the same period in 2006. The increase in the consolidated net loss of $931,000 is largely due to an increase in exploration, property evaluation and holding costs of $70,000 and an increase in corporate administration and investor relations costs of $1.09 million partially offset by an increase in interest and other income of $224,000.

The $171,000 increase in exploration, property evaluation and holding costs resulted from increased exploration activity and was partially offset by reduced care and maintenance costs at the Hycroft mine. These costs were affected by following factors:

•

The Company expensed $176,000 of exploration costs for the exploration of the Hycroft mine. The work included a reverse circulation drill hole to a depth of approximately 900 feet and the assay of the sulphide mineralization encountered along most of its length. Other exploration work completed during the second quarter included the collection of surface mineral samples, geologic field work using gravimetric and induced polarization techniques and geological and aerial survey mapping.

•

The decrease in the care and maintenance costs at the Hycroft mine resulted from reduced solution management costs, showing both the success of the evaporation program and the benefit of a dryer winter.

The increase of $1,033,000 in corporate administration and investor relations costs results primarily from those activities and associated costs required to form and begin operation of an independent, publicly traded company. Activities and items that need to be highlighted include:

•	The Company incurred total listing fees of $280,000 to list the Company’s common shares on the American and Toronto Stock Exchanges.

•

Expenses totaling approximately $275,000 were incurred to organize the legal entities and to develop the necessary business and accounting systems. Since the Company is applying the continuity of interests accounting method, the results for the period prior to May 10, 2007 include an allocated portion of the costs of Vista Gold Corp. This allocation was determined by comparing the relative mineral interest values of Vista’s Nevada assets to its total assets. From May 10, 2007, Allied Nevada was responsible for its own direct expenditures with no further allocation of costs from Vista Gold Corp. A portion of the increase in costs is attributable to this fundamental change in the manner that corporate costs are treated year over year. In effect, the ongoing cost of the direct administrative costs will be greater than the portion that was allocated to Allied Nevada prior to May 10, 2007.

At June 30, 2007, Allied Nevada’s assets totaled $96.6 million, including $8.5 million in cash and cash equivalents, compared with total assets of $17.3 million at December 31, 2006. This increase was a result of the closing of the Arrangement, which resulted in, among other things, Vista’s payment to Allied Nevada of $25 million, of which $15 million was paid to the Pescios as partial consideration for their Nevada-based mining properties and related assets. The remaining $10 million, less costs and expenses, is being used to fund Allied Nevada’s exploration and development projects and ongoing commitments.

Total liabilities were $5.4 million, while stockholders equity was $91.2 million, at June 30, 2007, compared with total liabilities of $4.8 million and stockholders equity of $12.5 million as of December 31, 2006. As of June 30, 2007, the Company had no outstanding debt to banks or financial institutions.

Cash used in operating activities was $1.5 million for the three-month period ended June 30, 2007, compared to $430,000 for the same period in 2006. Cash used in operations was $1.7 million for the six-month period ended June 30, 2007, compared to $712,000 for the same period in 2006. The decrease of $1.07 million for the three-month period and $970,000 for the six-month period primarily reflected the increase in the Company’s consolidated net loss of $1.2 million for the three-month period and $931,000 for the six-month period. This increased net loss is primarily the result of the increased exploration costs and the costs of starting a new public entity.

Net cash used for investing activities increased to $15 million for the three-month period ended June 30, 2007, from $28,000 for the same period in 2006. Net cash used for investing activities increased to $15,016 for the six-month period ended June 30, 2007, from $43 for the same period in 2006. The increase of $14,932 for the three-month period and $14,973 for the six-month period primarily reflected the $15 million payment to the Pescios as partial consideration for their Nevada-based mining properties and related assets.

The net cash provided by financing activities was $24,905 in the second quarter of 2007 compared to $427 in the same period in 2006. The net cash provided by financing activities was $25,224 in the second quarter of 2007 compared to $749 in the same period in 2006. This $24,478 increase for the three-month period and the $24,475 increase for the six-month period in cash provided by financing activities reflected Vista’s payment to Allied Nevada of $25 million, of which $15 million was paid to the Pescios.

On July 16, 2007, subsequent to the end of the quarter, the Company completed a private placement financing in which the Company sold and issued a total of 3,696,000 units for total gross proceeds of CDN$17.0 million or approximately $16.3 million based on the U.S./Canadian dollar exchange rate on the closing date. Net cash proceeds to Allied Nevada were approximately $15.5 million. Each unit consisted of one share of common stock and one common share purchase warrant. For additional information, refer to the Company’s press release dated July 17, 2007.

Outlook

The Company intends to aggressively evaluate the mineral potential of several land positions in our portfolio during the second half of 2007. Among the activities at the Hycroft Mine are evaluating the economic viability of re-commissioning and continuing geophysics and induced polarization work in order to identify future exploration targets. In addition, the Company plans to mobilize exploration drill rigs in the third quarter of 2007. These exploration drill rigs will work on exploration programs designed to evaluate the sulfide and oxide mineral.

Initial exploration field work will be conducted to prioritize properties from highest to lowest geologic potential, based upon management’s interpretation. The Contact property in Northeastern Nevada will be expanded out of the existing landholdings. Also, exploration field work and exploration drilling will start on the Wildcat exploration target during the third quarter of 2007. Lastly, the Company will gain an understanding of the various joint venture business partners’ work programs and assessments on those properties that have been optioned to others.

“We are very excited by the formation of Allied Nevada and the listings on the American and Toronto Stock Exchanges,” said Scott Caldwell, President and Chief Executive Officer. “Allied has a large and unique package of exploration properties that spans the exploration spectrum from early stage exploration to near term development potential. Our recently closed private placement provides us with further funding to advance several of our objectives going forward. The primary objectives for the remainder of 2007 will be to evaluate the economic viability of re-opening the Hycroft mine and to begin the process of aggressively evaluating the growth potential of our exploration portfolio.”

Prior to May 10, 2007, the Company was a wholly-owned subsidiary of Vista Gold Corp. (“Vista”). Allied Nevada commenced operations on May 10, 2007, following Vista’s transfer to the Company of its Nevada-based mining properties and related assets, along with cash, and the transfer to the Company by Carl and Janet Pescio of their interests in certain Nevada mining properties and related assets. These transfers were made in exchange for shares of the Company’s common stock and cash.

About Allied Nevada Gold Corp.

Allied Nevada has a large land position in Nevada, providing a strong platform from which to pursue growth opportunities. Allied Nevada has interests in nearly 300 square miles of exploration and development properties, located in some of the most important gold mining trends in Nevada.

Allied Nevada is a newly-formed independent company engaged in the evaluation, acquisition, exploration and development of gold exploration and potential development projects in Nevada. Allied Nevada’s approach to gold projects will be to seek projects across the spectrum of our current exploration property portfolio which has the potential to become an economic mine. In addition, Allied Nevada’s management will look for opportunities to improve the value of the Company’s interests in gold projects which are controlled by Allied Nevada’s business partners.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, including such things as future business strategy, evaluation of re-opening the Hycroft mine, evaluation of growth potential in Allied Nevada’s exploration portfolio, competitive strengths, goals, expansion and growth of Allied Nevada’s business, operations, plans and other such matters are forward-looking statements. When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Allied Nevada to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks relating to Allied Nevada’s status as a newly formed independent company and its lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission. Although Allied Nevada has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Allied Nevada assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455, or visit the Allied Nevada website at www.alliednevada.com.

CONSOLIDATED BALANCE SHEETS

(US dollars in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets:
Cash and cash equivalents	$8,533	$7
Accounts receivable	232	102
Supplies inventory	75	97
Prepaids and other	256	6

Current assets	9,096	212
Restricted cash - Note 5	5,451	5,320
Mineral properties - Note 6	79,193	8,892
Plant and equipment, net - Note 7	996	997
Reclamation premium costs and other assets - Note 9	1,822	1,882

	87,462	17,091

Total assets	$96,558	$17,303

Liabilities and Shareholders’ Equity:
Accounts payable	$116	$9
Capital lease obligations, current portion	10	10
Accrued liabilities and other	512	143

Current liabilities	638	162
Capital lease obligations, noncurrent portion	18	23
Asset retirement obligation and closure costs - Note 9	4,707	4,663

Total liabilities	5,363	4,848
Parent company’s net investment - Note 8	—	23,381
Common stock - Note 8	39	—
Additional paid-in capital	104,171	—
Deficit accumulated during the exploration stage	(13,015)	(10,926)

Total shareholders’ equity	91,195	12,455

Total liabilities and shareholders’ equity	$96,558	$17,303

CONSOLIDATED STATEMENTS OF LOSS (Unaudited)

(US dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Cumulative during Exploration Stage
	2007	2006	2007	2006
Other Income:
Interest and other income	$161	$113	$405	$181	$1,198
Income earned during exploration stage	—	—	—	—	1,025

Total other income	$161	$113	$405	$181	$2,223

Costs and expenses:
Property evaluation and holding costs	608	437	868	798	8,935
Corporate administration and investor relations	1,235	202	1,545	459	4,445
Depreciation and amortization	50	49	99	101	966
Asset retirement obligation and closure costs	44	—	44	—	1,092
Gain on disposal of assets	—	—	—	—	(45)
Gain on currency translation	—	—	—	—	(11)
Gain on disposal of marketable securities	—	(4)	(61)	(18)	(144)

Total costs and expenses	$1,937	$684	$2,495	$1,340	$15,238

Net loss	$(1,776)	$(571)	$(2,090)	$(1,159)	$(13,015)

Basic and fully diluted loss per share	$(0.08)		$(0.19)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(US dollars in thousands)

	Three Months Ended June 30,		Six Months ended June 30,		Cumulative during Exploration Stage
	2007	2006	2007	2006
Cash flows from operating activities:
Loss for the period	$(1,776)	$(571)	$(2,090)	$(1,159)	$(13,015)

Adjustments to reconcile loss for the period to cash provided by / (used in) operations:

Depreciation and amortization	50	48	99	97	945
Amortization of reclamation premium costs	30	29	59	59	416
Asset retirement obligation and closure costs, net	44	—	44	—	1,098

Gain on disposal of assets	—	—	—	—	(45)
Allocated expenses from Parent company	14	140	87	370	2,691

Change in operating assets and liabilities:
Accounts receivable	(148)	(74)	(129)	(63)	(53)
Supplies inventory, prepaids and other	(224)	7	(228)	12	(141)
Accounts payable and accrued liabilities and other	508	(9)	476	(28)	384

Net cash used in operating activities	(1,502)	(430)	(1,682)	(712)	(7,720)

Cash flows from investing activities:
Restricted cash - Note 5	(66)	(56)	(130)	(110)	(5,451)
Additions to mineral properties, net of cost recoveries	205	31	216	72	(639)
Acquisition of mineral properties - Note 6	(15,000)	—	(15,000)	—	(20,325)
Additions to plant and equipment	(99)	(3)	(102)	(5)	(1,839)
Proceeds on disposal of plant and equipment	—	—	—	—	212

Net cash used in investing activities	(14,960)	(28)	(15,016)	(43)	(28,042)

Cash flows from financing activities:
Proceeds on issuance of common stock	25,000	—	25,000	—	25,000
Intercompany funding from parent	(95)	427	224	749	18,659

Net cash provided by financing activities	24,905	427	25,224	749	43,659

Net increase/(decrease) in cash and cash equivalents	8,443	(31)	8,526	(6)	7,897

Cash and cash equivalents, beginning of period	90	35	7	10	636

Cash and cash equivalents, end of period	$8,533	$4	$8,533	$4	$8,533

Consolidated Statement of Shareholders’ Equity

(Unaudited)

(US dollars in thousands)

	Six months ended June 30,
	2007	2006
Common share capital
Balance, January 1,	$—	$—
Shares issued to Vista Gold Corp. for acquisition of mineral interests and cash	27	—
Shares issued to the Pescios for acquisition of mineral interests	12	—

Balance at the end of the period	$39	$—

Additional paid-in capital
Balance, January 1,	$—	$—
Shares issued to Vista Gold Corp. for acquisition of mineral interests and cash	24,973	—
Conversion of Vista Gold Corp.’s net investment into common shares	23,692	—
Shares issued to the Pescios for acquisition of mineral interests	55,506	—

Balance at the end of the period	$104,171	$—

Parent company’s (Vista Gold Corp.) net investment
Balance, January 1,	$23,381	$20,099
Intercompany funding from parent	311	2,019
Conversion of Vista Gold Corp.’s net investment into common shares	(23,692)	—

Balance at the end of the period	$—	$22,118

Deficit accumulated during the exploration stage
Balance, January 1,	$(10,925)	$(8,347)
Net loss	(2,090)	(1,159)

Balance at the end of the period	$(13,015)	$(9,506)